Exhibit 99.1

Real Goods Solar Reports Second Quarter Fiscal 2008 Results

•	Second quarter revenues increased 96% to $8.8 million

•	Operating expenses decreased by 170 basis points

Boulder, CO, August 6, 2008 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, announced today results for its second quarter ended June 30, 2008.

On May 13, 2008, Real Goods consummated its initial public offering of 5.5 million shares of its Class A common stock for total offering proceeds of $55 million, prior to underwriters commissions and offering expenses of approximately $6.8 million.

Revenue for the second quarter ended June 30, 2008 increased 95.9% to $8.8 million from $4.5 million recorded in the same period last year.

Gross profit increased to $2.6 million, or 29.8% of revenue, from $1.8 million, or 39.1% of revenue, in the comparable period last year. The decrease in gross profit percentage partially reflects the acquisition of Marin Solar, which had larger average installation sizes that traditionally produce lower gross profit margins.

Operating loss for the second quarter of 2008 was $0.1 million, or 1.5% of revenue, compared to operating income of $0.3 million, or 6.1% of revenue for the second quarter of 2007. The decrease reflects Real Goods’ increased cost structure required to be a public company as well as significant management and operating infrastructure that has been put in place to prepare for future organic and acquisition growth.

Net income decreased $0.2 million to a net loss of $27,000 during the second quarter of 2008 from net income of $0.2 million during the second quarter of 2007. Earnings per share decreased to $0.00 per share during the second quarter of 2008 compared to $0.02 per share during the same quarter last year.

For the six months ended June 30, 2008, Real Goods recorded net revenues of $15.4 million, a 73.6% increase from $8.9 million in the comparable period a year ago. Net loss totaled $0.3 million, or $0.03 per share, compared to net income of $0.2 million, or $0.02 per share, for the six months ended June 30, 2007.

Last year’s results do not include Real Goods’ acquisitions of Marin Solar and Carlson Solar which occurred in the fourth quarter of 2007 and the first quarter of 2008, respectively.

“We are pleased with the sales growth and operating results we achieved in the second quarter. Despite a soft economic environment demand for our products remained strong,” said John Schaeffer, Chief Executive Officer. “During the quarter, we completed our initial public offering, hired a Director of Sales and solidified and expanded our sales force and installation organization to support our future growth, while still managing to achieve moderate operating expense leverage.

“We have an experienced management team and strong balance sheet, including $25.6 million of cash and no debt, to take advantage of attractive long-term growth opportunities”, stated Erik Zech, President and CFO. “We anticipate that a combination of a good pipeline of acquisition candidates, highly fragmented market, increased energy prices, growing awareness of renewable sources of energy, and our strong brand and market position will result in continued sales growth.”

Real Goods Solar also announced that it will host a conference call tomorrow, August 7, 2008, at 9:30 a.m. MDT (11:30 p.m. EDT) to review the second quarter fiscal 2008 results.

Dial-in No.: 800-762-8973 (domestic) or 480-248-5081 (international)

Passcode: Real Goods

A replay of the call will begin approximately one hour after the end of the call and will continue until 5:00 p.m. EDT on August 21, 2008.

Replay number: 800-406-7325

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator. Real Goods Solar offers turnkey solar energy services, and has 30 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods’ filings with the Securities and Exchange Commission. Real Goods assumes no duty to update any forward-looking statements.

Contact:	John Mills Senior Managing Director ICR, Inc. 310-954-1105 jmills@icrinc.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007
Net revenue	$8,841	100.0%	$4,514	100.0%
Cost of goods sold	6,203	70.2%	2,751	60.9%

Gross profit	2,638	29.8%	1,763	39.1%

Operating expenses	2,770	31.3%	1,488	33.0%

Income (loss) from operations	(132)	-1.5%	275	6.1%

Other income	84	1.0%	—	0.0%

Income (loss) before income taxes	(48)	-0.5%	275	6.1%

Income tax expense (benefit)	(17)	-0.2%	124	2.7%
Minority interest in net loss of consolidated subsidiary, net of tax	4	0.0%	—	0.0%

Net income (loss)	$(27)	-0.3%	$151	3.4%

Shares outstanding:
Basic	13,085		10,000
Diluted	13,085		10,000

Income per share:
Basic	$0.00		$0.02
Diluted	$0.00		$0.02

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Net revenue	$15,409	100.0%	$8,878	100.0%
Cost of goods sold	10,934	71.0%	5,627	63.4%

Gross profit	4,475	29.0%	3,251	36.6%

Operating expenses	5,096	33.1%	2,904	32.7%

Income (loss) from operations	(621)	-4.1%	347	3.9%

Other income	84	0.6%	—	0.0%

Income (loss) before income taxes	(537)	-3.5%	347	3.9%

Income tax expense (benefit)	(209)	-1.4%	156	1.8%
Minority interest in net income of consolidated subsidiary, net of tax	(5)	0.0%	—	0.0%

Net income (loss)	$(333)	-2.1%	$191	2.1%

Shares outstanding:
Basic	11,551		10,000
Diluted	11,551		10,000

Income (loss) per share:
Basic	$(0.03)		$0.02
Diluted	$(0.03)		$0.02

REAL GOODS SOLAR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,629	$542
Accounts receivable, net	4,911	3,632
Inventory	3,518	2,454
Deferred costs on uncompleted contracts	916	992
Deferred advertising costs	322	277
Deferred tax assets	—	154
Receivable from Gaiam	998	—
Other current assets	488	19

Total current assets	36,782	8,070

Property and equipment, net	4,443	4,382
Goodwill and other intangibles, net	10,476	6,094
Deferred tax assets	—	2,324
Other assets	30	116

Total assets	$51,731	$20,986

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,983	$1,275
Accrued liabilities	137	421
Deferred revenue on uncompleted contracts	351	1,354
Deferred tax liability	106	—
Payable to Gaiam	—	16,286

Total current liabilities	2,577	19,336

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 13,637,739 shares and no shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1	—
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 2,153,293 shares and no shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	—	—
Additional paid-in capital	49,986	2,150
Accumulated deficit	(833)	(500)

Total shareholders’ equity	49,154	1,650

Total liabilities and shareholders’ equity	$51,731	$20,986